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EXHIBIT 11.2

                                         ALLEGIANCE TELECOM, INC.
                                COMPUTATION OF PER SHARE EARNINGS (LOSS)
                                  NINE MONTHS ENDED SEPTEMBER 30, 2001
                           (Dollars in thousands, except per share amounts)


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                                                              NUMBER OF     PERCENT       EQUIVALENT
                                                               SHARES     OUTSTANDING       SHARES
                                                             ----------   -----------   -------------
Prior to Initial Public Offering
   1997 Common Stock Offering                                       639     100.00%               639

After Initial Public Offering
   1998 Common Stock Offering                                15,000,000     100.00%        15,000,000
   Preferred Stock Converted to Common Stock                 60,511,692     100.00%        60,511,692
   1999 Common Stock Offering                                21,041,100     100.00%        21,041,100
   2000 Common Stock Offering                                10,703,109     100.00%        10,703,109
   Cash in Lieu of Stock Split                                     (577)    100.00%              (577)
   Treasury Shares                                             (327,495)    100.00%          (327,495)
   Warrants Exercised                                           765,833     100.00%           765,833
   Stock Options Exercised                                    1,228,039      89.02%         1,093,213
   Employee Stock Discount Purchase Plan Shares Issued          548,211      77.73%           426,104
   Common Stock Issued for Business Acquisitions              5,084,545      63.49%         3,227,944
                                                                                        -------------

   WEIGHTED AVERAGE SHARES OUTSTANDING                                                    112,441,562

   NET LOSS APPLICABLE TO COMMON STOCK                                                  $(306,215,000)

   NET LOSS PER SHARE, BASIC AND DILUTED                                                $       (2.72)
                                                                                        =============

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